Exhibit 99(a)(2)

MONTHLY SERVICER’S CERTIFICATE

(TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)

OF THE SERIES 2004-1 TRANSITION PROPERTY SERVICING AGREEMENT)

ONCOR ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC,

Series 2004-1 Bonds

Oncor Electric Delivery Company LLC, as Servicer

Pursuant to the Series 2004-1 Transition Property Servicing Agreement dated as of June 7, 2004 (the “Series 2004-1 Transition Property Servicing Agreement”) between Oncor Electric Delivery Company LLC, as Servicer, and Oncor Electric Delivery Transition Bond Company LLC, as Issuer, the Servicer does hereby certify as follows:

SERIES 2004-1 COLLECTION PERIOD: November 2009

Customer Class	a. Series 2004-1 Transition Charges in Effect		b. Series 2004-1 Transition Charges Billed	c. Actual Series 2004-1 Transition Charge Payments Received	d. Series 2004-1 Transition Charge Remittances Made to Trustee

Residential Service		$0.000984 / kWh	$1,976,372.74	$2,928,318.61	$2,928,318.61

General Service Secondary			$3,356,690.72	$3,573,451.96	$3,573,451.96

Non-demand		$0.000741 / kWh

Demand		$0.289 / kW

General Service Primary			$414,056.93	$427,596.26	$427,596.26

Non-demand	-$	0.000294 / kWh

Demand		$0.281 / kW

High Voltage Service		$0.170 / kW	$182,310.28	$204,521.99	$204,521.99

Lighting Service		$0.001258 / kWh	$49,782.32	$24,453.22	$24,453.22

Instantaneous Interruptible		$0.157 / kW	$138,887.46	$150,611.39	$150,611.39

Noticed Interruptible		$0.263 / kW	$190,060.53	$199,470.65	$199,470.65

Total			$6,308,160.98	$7,508,424.08	$7,508,424.08

Capitalized terms used herein have their respective meanings set forth in the Series 2004-1 Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate this 4th day of December, 2009.

ONCOR ELECTRIC DELIVERY COMPANY LLC,
as Servicer

By:	/s/ John M. Casey
Name:	John M. Casey
Title:	Vice President and Treasurer